LIQUIDITY SERVICES ANNOUNCES THIRD QUARTER FISCAL YEAR 2017 FINANCIAL RESULTS

•	GMV of $160.9 million, down from $178.5 million in the prior year

•	Revenue of $65.5 million, down from $85.2 million in the prior year

•	GAAP Net Loss of $(8.6) million, down from $(0.1) million in the prior year

•	Non-GAAP Adjusted EBITDA of $(5.2) million, down from $4.8 million in the prior year

•	GovDeals achieves record GMV results of $75.5 million, up 17.7% versus the prior year

•	Network International energy marketplace launched on new LiquidityOne Platform; Platform Investments and Long-Term Growth Strategy Remain the Priority

WASHINGTON - August 3, 2017 - Liquidity Services (NASDAQ: LQDT; www.liquidityservices.com), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced financial results for the third quarter ended June 30, 2017. Q3-17 results were within the guidance range for Non-GAAP Diluted EPS, GAAP Net Loss, GAAP Diluted EPS, and Non-GAAP Adjusted EBITDA. Results were below the company’s guidance range for GMV. Topline performance reflected lower overall volume and sales activity in our DoD and commercial marketplaces in our Capital Assets Group (CAG) segment. The company’s bottom line results reflected ongoing investments in our LiquidityOne platform, continued adoption of value added services in our GovDeals segment, and efficiencies and improvement in overall recovery in our Retail Supply Chain Group (RSCG) segment.

“Q3 marked an exciting milestone for the company as we launched our global energy marketplace Network International, on our new LiquidityOne e-commerce platform and ERP system. We have already completed several online auction events on the new platform and continue to drive increased activity from sellers and buyers following the launch. The integration of our remaining legacy marketplaces onto our LiquidityOne platform is underway to aggregate our buyer base and add key functionality for our seller-clients. We anticipate our next marketplace will go live in the Fall of 2017. We are also making important investments in new products and services, such as our commercial self-service and returns management offerings, that will enable us to grow and consolidate the large, fragmented reverse supply chain industry,” said Bill Angrick, chairman and chief executive officer of Liquidity Services.

“Although our Q3 consolidated results were mixed, we were also pleased with the performance of our state and local government marketplace (GovDeals segment), which reported record GMV up 17.7% year over year, and our retail supply chain marketplace (RSCG segment), which reported GMV up 5.1% year over year. Our capital assets business (CAG segment) experienced unexpected headwinds in Q3 due to lower than anticipated client sales activity and delays in large asset sales, as well as lower volumes of good received and lower service fee revenue in our DoD Surplus contract,” continued Angrick.

"While we saw less client sales activity among industrial accounts in the CAG segment in Q3, overall trends in globalization and innovation are driving the need for our sales channels and services. Our retail supply chain returns management solutions are well suited to the rapid growth of online retailing which is fueling higher product returns. Continued investments in our people, processes, and platform will enhance the value we bring to clients and fuel long term growth in the $100 billion reverse supply chain market."

Third Quarter Consolidated Operating and Earnings Results
The company reported Q3-17 GMV, an operating measure of the total sales value of all merchandise sold through our marketplaces during the given period, of $160.9 million, down from $178.5 million in the prior year’s comparable period. Revenue for Q3-17 was $65.5 million, down from $85.2 million in the prior year’s comparable period. GAAP Net loss for Q3-17 was $(8.6) million, which resulted in a diluted loss per share of $(0.27) based on a weighted average of 31.5 million diluted shares outstanding, down from $(0.1) million and $0.00 respectively, in the prior year’s comparable period. Non-GAAP adjusted net loss was $(7.0) million or $(0.22) adjusted diluted loss per share, down from $2.1 million and $0.07 respectively, in the prior year’s comparable period. We exited Q3-17 in a strong financial position with $114 million in cash and a debt free balance sheet.

Non-GAAP adjusted EBITDA, which excludes stock-based compensation, impairment and business realignment, and acquisition costs, was $(5.2) million, a decrease from the prior year’s comparable period of $4.8 million.

Comparative consolidated financial results reflect increased cost of sales and lower margins under the new Scrap and Surplus contracts, the transition to the new Surplus contract, under which we pay higher product costs, lower service fee revenue related to pricing declines for certain services under our Surplus contract, and the delay of large sales in our industrial business during the quarter. Additionally, there was a one time charge to the inventory reserve related to our IronDirect business.

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Third Quarter Segment Operating and Earnings Results
We are providing operating results in three reportable segments: GovDeals, Capital Assets Group (CAG), and Retail Supply Chain Group (RSCG). These three segments constitute 98% of our revenue, and each offers separately branded marketplaces to enable sellers to achieve channel marketing objectives to reach buyers. Across our segments, we offer our seller-clients various transaction models as well as a suite of services, and our revenues vary depending upon the models employed and the level of service required.  A description of the reportable segments follows:

GovDeals reportable segment provides self-service solutions in which sellers list their own assets, and it consists of marketplaces that enable local and state government entities including city, county and state agencies, as well as commercial businesses located in the United States and Canada to sell surplus and salvage assets. GovDeals also offers a suite of services that includes asset sales and marketing, and client self-service. This segment includes our GovDeals.com and AuctionDeals.com marketplaces.

CAG reportable segment provides full-service solutions to sellers and it consists of marketplaces that enable federal government agencies as well as commercial businesses to sell surplus, salvage, and scrap assets. The assets that the company receives as the exclusive contractor of the Defense Logistics Agency (DLA) Disposition Services of the U.S. Department of Defense are sold in this segment. CAG also offers a suite of services that includes surplus management, asset valuation, and asset sales and marketing. Commercial sellers are located in the United States, Europe, Australia and Asia. This segment includes our Network International, GoIndustry DoveBid, Government Liquidation, and Uncle Sam's Retail Outlet marketplaces.

RSCG reportable segment consists of marketplaces that enable corporations located in the United States and Canada to sell surplus and salvage consumer goods and retail capital assets. RSCG also offers a suite of services that includes returns management, asset recovery, and eCommerce services. This segment includes our Liquidation.com, Liquidation.com DIRECT, and Secondipity marketplaces.

Our Q3-17 segment results are as follows (unaudited, in thousands):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
GovDeals:
GMV	75,527	64,184	195,866	165,920
Revenue	7,464	6,420	19,901	17,067
Gross profit	7,023	6,041	18,670	16,040

CAG:
GMV	55,113	83,450	197,710	225,129
Revenue	34,400	54,199	113,978	146,692
Gross profit	17,418	29,352	56,961	85,171

RSCG:
GMV	30,053	28,596	86,122	79,268
Revenue	23,528	23,804	72,029	67,818
Gross profit	7,398	7,675	22,566	22,176

Corporate & Other*:
GMV	178	2,287	4,613	12,625
Revenue	128	765	2,742	6,364
Gross profit	(1,921)	164	(1,492)	926

Total GMV	160,871	178,517	484,311	482,942
Total Revenue	65,520	85,188	208,650	237,941
Total Gross profit	29,918	43,232	96,705	124,313
* Corporate & Other primarily consists of the Company's TruckCenter and IronDirect operating segments that are not individually significant, as well as elimination adjustments.

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Additional Third Quarter Operational Results

•
Registered Buyers — At the end of Q3-17, registered buyers totaled approximately 3,106,000 representing an approximately 5% increase over the approximately 2,958,000 registered buyers at the end of Q3-16.

•
Auction Participants — Auction participants, defined as registered buyers who have bid in an auction during the period (a registered buyer who bids in more than one auction is counted as an auction participant in each auction in which he or she bids), decreased to approximately 577,000 in Q3-17, an approximately 10% decrease from the approximately 642,000 auction participants in Q3-16.

•	Completed Transactions — Completed transactions decreased to approximately 134,000, an approximately 11% decrease for Q3-17 from the approximately 151,000 completed transactions in Q3-16.

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Business Outlook
Our near-term outlook remains cautious. FY17 results continue to benefit from growth in our GovDeals and RSCG segments. We continue to invest in our strategy to unify our business processes, global sales organization, and e-commerce marketplace platform. While the RSCG segment is showing overall improvement, we anticipate our CAG segment will be adversely impacted by decreased activity within its industrial verticals and lower service fee revenues and inferior property mix under our Surplus contract, impacting growth in FY17. We anticipate continued investments in the design and deployment of our new LiquidityOne e-commerce platform across our remaining marketplaces. Our expenses will remain elevated throughout the remainder of FY17 as we continue this transformation.
The following forward-looking statements reflect the following trends and assumptions for Q4-17:

(i)	increased investment spending under our LiquidityOne transformation initiative as we ready our remaining marketplaces for migration onto our new platform;

(ii)
increased cost of sales, lower volume of goods received, lower margins, and declining service fee revenue as we anticipate inferior product mix and pricing declines for the services we provide under our DoD Surplus contract;

(iii)	continued strength in our GovDeals segment and steady year-over-year growth;

(iv)	a mix shift to more consignment accounts in our RSCG segment; and

(v)	new pricing for services provided under out DoD Scrap contract and continued variability in commodities pricing, volumes of goods received, and mix of commodities.

For Q4-17 our guidance is as follows:

GMV - We expect GMV for Q4-17 to range from $145 million to $165 million.

GAAP Net Loss - We expect GAAP Net Loss for Q4-17 to range from $(11.5) million to $(8.5) million.

GAAP Diluted EPS - We expect GAAP diluted Loss Per Share for Q4-17 to range from $(0.37) to $(0.27).

Non-GAAP Adjusted EBITDA -We expect non-GAAP Adjusted EBITDA for Q4-17 to range from $(8.0) million to $(5.0) million.

Non-GAAP Adjusted Diluted EPS - We expect non-GAAP Adjusted Loss Per Diluted Share for Q4-17 to range from $(0.32) to $(0.22). This guidance assumes that our diluted weighted average number of shares outstanding for the quarter of 31.5 million and that we will not repurchase shares during the quarter with the approximately $10.1 million available under the share repurchase program.

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Liquidity Services
Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA. EBITDA is a supplemental non-GAAP financial measure and is equal to net (loss) income plus interest and other expense, net; benefit for income taxes; and depreciation and amortization. Our definition of Adjusted EBITDA differs from EBITDA because we further adjust EBITDA for stock-based compensation, acquisition costs, and business realignment expense.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
	(In thousands) (Unaudited)
Net loss	$(8,614)	$(124)	$(25,220)	$(6,171)
Interest (income) expense and other expense, net	(189)	208	(291)	(242)
Provision (benefit) for income taxes	41	(17)	91	(2,438)
Depreciation and amortization	1,365	1,616	4,228	4,948
EBITDA	(7,397)	1,683	(21,192)	(3,903)
Stock compensation expense	1,563	3,084	5,462	8,228
Acquisition costs	—	—	—	39
Impairment of long-lived assets *	886	—	886	—
Business realignment expenses*	(234)	—	906	—
Adjusted EBITDA	$(5,182)	$4,767	$(13,938)	$4,364

Adjusted Net (Loss) Income and Adjusted Basic and Diluted Earnings Per Share. Adjusted net loss is a supplemental non-GAAP financial measure and is equal to net income (loss) plus stock compensation expense, impairment and business realignment expenses, acquisition costs, and the estimated impact of income taxes on these non-GAAP adjustments. Adjusted basic and diluted loss per share are determined using Adjusted Net (Loss) Income. For Q3-17 the tax rate used to estimate the impact of income taxes on the non-GAAP adjustments was 29.0% compared to 28.3% used for the Q3-16 results. The 29.0% tax rate excludes the impact of the charge to our U.S. valuation allowance to provide a better comparison to the Q3-16 results.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
	(In thousands) (Unaudited)
Net loss	$(8,614)	$(124)	$(25,220)	$(6,171)
Stock compensation expense	1,563	3,084	5,462	8,228
Acquisition costs	—	—	—	39
Impairment of long-lived assets *	886		886	—
Business realignment expenses*	(234)	—	906	—
Adjustment for provision (benefit) for income taxes	(642)	(873)	(2,104)	(2,341)
Adjusted net (loss) income	(7,041)	2,087	(20,070)	(245)
Adjusted basic (loss) earnings per common share	$(0.22)	$0.07	$(0.64)	$(0.01)
Adjusted diluted (loss) earnings per common share	$(0.22)	$0.07	$(0.64)	$(0.01)
Basic weighted average shares outstanding	31,485,599	30,726,554	31,369,077	30,603,641
Diluted weighted average shares outstanding	31,485,599	30,726,554	31,369,077	30,603,641

*Business realignment expenses and impairment of long-lived assets are included within the Other operating expense line item in the Consolidated Statements of Operations.

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Conference Call
The Company will host a conference call to discuss the third quarter of fiscal year 2017 results at 10:30 a.m. Eastern Time today. Investors and other interested parties may access the teleconference by dialing (844) 795-4614 or (661) 378-9639 and providing conference identification number 54076495. A live web cast of the conference call will be provided on the Company's investor relations website at http://investors.liquidityservices.com. An archive of the web cast will be available on the Company's website until August 2, 2018 at 11:59 p.m. ET. An audio replay of the teleconference will also be available until August 10, 2017 at 11:59 p.m. ET. To listen to the replay, dial (855) 859-2056 or (404) 537-3406 and provide conference identification number 54076495. Both replays will be available starting at 1:30 p.m. ET on the day of the call.
Non-GAAP Measures
To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP measures of certain components of financial performance. These non-GAAP measures include earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per Share. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. We use EBITDA and Adjusted EBITDA: (a) as measurements of operating performance because they assist us in comparing our operating performance on a consistent basis as they do not reflect the impact of items not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. Adjusted net income is used to arrive at EBITDA and adjusted EBITDA calculations, and adjusted EPS is the result of our adjusted net income and diluted shares outstanding.

We believe these non-GAAP measures provide useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported certain non-GAAP measures to investors, we believe the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of all historical non-GAAP measures included in this press release, to the most directly comparable GAAP measures, may be found in the financial tables included in this press release.

We are not providing a reconciliation of our guidance for Non-GAAP Adjusted EBITDA to our guidance for GAAP Net Loss because this reconciliation would require us to make projections regarding the amount of stock based compensation expense and benefit for income taxes, which are reconciling items between net loss and Adjusted EBITDA, as well as the impact of foreign currency fluctuations. These items will impact net income and are out of our control and/or cannot be reasonably predicted due to their high variability and complexity, and inherent uncertainty. For example, equity compensation expense would be difficult to predict because it depends on our future hiring and retention needs, as well as the future fair market value of our common stock, all of which are subject to constant change. As a result, the reconciliation is not possible without unreasonable efforts. In addition, we believe such reconciliations could imply a degree of precision that might be confusing or misleading to investors. The actual effect of the reconciling items that we exclude from Adjusted EBITDA, when determined, may be significant to the calculation of GAAP Net Loss.  As a result, there can be no assurance that such reconciling items will not materially affect our future GAAP Net Loss.

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Supplemental Operating Data
To supplement our consolidated financial statements presented in accordance with GAAP, we use certain supplemental operating data as a measure of certain components of operating performance. We review GMV because it provides a measure of the volume of goods being sold in our marketplaces and thus the activity of those marketplaces. GMV and our other supplemental operating data, including registered buyers, auction participants and completed transactions, also provide a means to evaluate the effectiveness of investments that we have made and continue to make in the areas of customer support, value-added services, product development, sales and marketing and operations. Therefore, we believe this supplemental operating data provides useful information to both management and investors. In addition, because we have historically reported certain supplemental operating data to investors, we believe the inclusion of this supplemental operating data provides consistency in our financial reporting. This data should be considered in addition to financial information prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Forward-Looking Statements
This document contains forward‑looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are only predictions. The outcome of the events described in these forward‑looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward‑looking statements. These statements include, but are not limited to, statements regarding the Company’s business outlook; the Company’s proprietary e-commerce marketplace platform; the migration of legacy marketplaces to the new LiquidityOne platform; expected investments in sales teams; expected investment in, benefits of and timing of completion of the LiquidityOne transformation initiative; the pricing for services, and the pricing, supply, and mix of inventory under the DoD Scrap Contract and Surplus Contract; expected future commodity prices; expected future effective tax rates; the timing of large client projects; and trends and assumptions about future periods, including the fourth quarter FY-17. You can identify forward‑looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continues" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward‑looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward‑looking statements contained in this document. Important factors that could cause our actual results to differ materially from those expressed as forward‑looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the DoD for a significant portion of our revenue and profitability; variability in mix and volume of supply due to project based activity; variability in business related to mix, timing, and volume of supply; timing and speed of recovery in the energy sector macro conditions and commodity market prices; intense competition in our lines of business; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; our ability to successfully develop and grow our new business ventures such as IronDirect; business realignment costs related to relocation of offices and facilities; our ability to attract and retain key employees; our ability to raise additional capital as and when required; the success of our recent business realignment in which we balance management time and resources between running our business and migrating our marketplaces to the new LiquidityOne platform; and the success of our LiquidityOne transformation initiative, including training and education of customers to adopt our new LiquidityOne platform. There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward‑looking statements.

All forward‑looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward‑looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

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About Liquidity Services
Liquidity Services (NASDAQ: LQDT) operates a network of leading e-commerce marketplaces that enable buyers and sellers to transact in an efficient, automated environment offering over 500 product categories. The company employs innovative e-commerce marketplace solutions to manage, value and sell inventory and equipment for business and government clients. Our superior service, unmatched scale and ability to deliver results enable us to forge trusted, long-term relationships with over 10,000 clients worldwide. With nearly $7 billion in completed transactions, and 3 million buyers in almost 200 countries and territories, we are the proven leader in delivering smart commerce solutions. Visit us at LiquidityServices.com.

Contact:
Julie Davis
Senior Director, Investor Relations
202.467.6868 ext. 2234
julie.davis@liquidityservices.com

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Liquidity Services and Subsidiaries
Unaudited Consolidated Balance Sheets
(Dollars in Thousands)

	June 30, 2017	September 30, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$113,935	$134,513
Accounts receivable, net of allowance for doubtful accounts of $643 and $718 at June 30, 2017 and September 30, 2016, respectively	11,621	10,355
Inventory	18,876	27,610
Tax refund receivable	378	1,205
Prepaid taxes	1,981	2,166
Prepaid expenses and other current assets ($0.9 million and $2.2 million measured at fair value as of June 30, 2017 and September 30, 2016, respectively)	7,891	9,063
Total current assets	154,682	184,912
Property and equipment, net	16,689	14,376
Intangible assets, net	1,374	2,650
Goodwill	45,189	45,134
Deferred long-term tax assets	1,021	1,021
Other assets	12,611	12,016
Total assets	$231,566	$260,109
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,768	$9,732
Accrued expenses and other current liabilities	31,742	45,133
Distributions payable	9,930	1,722
Customer payables	23,931	28,901
Total current liabilities	77,371	85,488
Deferred taxes and other long-term liabilities	10,642	12,010
Total liabilities	88,013	97,498
Commitments and contingencies (Note 11)	0	0
Stockholders’ equity:
Common stock, $0.001 par value; 120,000,000 shares authorized; 31,485,857 shares issued and outstanding at June 30, 2017; 30,742,662 shares issued and outstanding at September 30, 2016	29	29
Additional paid-in capital	226,422	220,192
Accumulated other comprehensive loss	(8,639)	(8,571)
Retained earnings (accumulated deficit)	(74,259)	(49,039)
Total stockholders’ equity	143,553	162,611
Total liabilities and stockholders’ equity	$231,566	$260,109

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Operations
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016
Revenue	$44,404	$62,025	$144,799	$178,633
Fee revenue	21,116	23,163	63,851	59,308
Total revenue	65,520	85,188	208,650	237,941
Costs and expenses:
Cost of goods sold (excluding amortization)	30,413	39,292	97,248	106,102
Client distributions	5,189	2,663	14,697	7,526
Technology and operations	19,639	22,541	62,607	70,026
Sales and marketing	8,273	9,967	27,410	28,575
General and administrative	8,751	9,042	26,836	29,576
Depreciation and amortization	1,365	1,616	4,228	4,948
Acquisition costs	—	—	—	39
Total costs and expenses	73,630	85,121	233,026	246,792
Other operating expense	652	—	1,044	—
(Loss) income from operations	(8,762)	67	(25,420)	(8,851)
Interest (income) expense and other expense, net	(189)	208	(291)	(242)
Loss before provision (benefit) for income taxes	(8,573)	(141)	(25,129)	(8,609)
Provision (benefit) for income taxes	41	(17)	91	(2,438)
Net loss	$(8,614)	$(124)	$(25,220)	$(6,171)
Basic and diluted loss per common share	$(0.27)	$0.00	$(0.80)	$(0.20)
Basic and diluted weighted average shares outstanding	31,485,599	30,726,554	31,369,077	30,603,641

Liquidity Services and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(Dollars In Thousands)

	Nine Months Ended June 30,
	2017	2016
Operating activities
Net loss	$(25,220)	$(6,171)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	4,228	4,948
Stock compensation expense	5,462	8,228
Provision for inventory allowance	8,101	2,052
Provision for doubtful accounts	(1)	226
Deferred tax benefit	—	(2,438)
Incremental tax benefit from exercise of common stock options	—	138
Impairment of long-lived assets	1,028	—
Change in fair value of financial instruments	(749)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,274)	(2,997)
Inventory	633	(2,371)
Prepaid and deferred taxes	1,356	33,938
Prepaid expenses and other assets	981	(1,919)
Accounts payable	2,036	(988)
Accrued expenses and other current liabilities	(13,422)	7,907
Distributions payable	8,208	(998)
Customer payables	(4,971)	(785)
Other liabilities	(662)	(134)
Net cash (used) provided by operating activities	(14,266)	38,636
Investing activities
Increase in intangibles	(78)	(46)
Purchases of property and equipment, including capitalized software	(6,210)	(4,587)
Net cash used in investing activities	(6,288)	(4,633)
Financing activities
Proceeds from exercise of common stock options (net of tax)	93	—
Incremental tax benefit from exercise of common stock options	—	(138)
Net cash provided (used) by financing activities	93	(138)
Effect of exchange rate differences on cash and cash equivalents	(117)	535
Net (decrease) increase in cash and cash equivalents	(20,578)	34,400
Cash and cash equivalents at beginning of period	134,513	95,465
Cash and cash equivalents at end of period	$113,935	$129,865
Supplemental disclosure of cash flow information
Cash paid (received) for income taxes, net	$(931)	$(34,001)